For Immediate Release

Contacts:	Richard W. Krawiec, Ph.D. VP, Investor Relations and Corporate Communications (914) 789-2800 rkrawiec@progenics.com

PROGENICS ANNOUNCES POSITIVE TOP-LINE RESULTS FROM SECOND PIVOTAL PHASE 3 CLINICAL TRIAL OF METHYLNALTREXONE IN OPIOID-INDUCED CONSTIPATION

- All primary and secondary efficacy endpoints were highly statistically significant -

- Results confirm previous MNTX phase 3 clinical study -

Tarrytown, NY - February 15, 2006 - Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced positive top-line results from the second pivotal phase 3 clinical trial of methylnaltrexone (MNTX) for the treatment of opioid-induced constipation in patients with advanced medical illness. MNTX is a peripheral opioid receptor antagonist that is designed to treat rapidly the side effects of opioids without interfering with pain relief. In December 2005, Progenics and Wyeth Pharmaceuticals, a division of Wyeth (NYSE: WYE), announced an alliance to co-develop and co-commercialize MNTX.

In this second phase 3 clinical study, subcutaneous administration of MNTX induced laxation (bowel movement) within four hours in 51.2% of severely constipated advanced-medical-illness patients at more than three times the rate of placebo (15.5%), on average over a two-week period. For patients who responded to MNTX (0.15 mg/kg), median time to laxation was 30 minutes. All primary and secondary efficacy endpoints of the phase 3 study were positive and highly statistically significant. The drug was generally well tolerated, and there were no serious adverse events attributed to MNTX. Most advanced-medical-illness patients are treated with opioids (narcotics such as morphine) for pain and can experience debilitating constipation, a serious side effect that is not adequately addressed by current therapies such as laxatives or stool softeners.

“For the second time, MNTX has demonstrated a consistent, predictable and rapid response in treating opioid-induced constipation in a phase 3 study,” said Charles F. von Gunten, M.D., Ph.D., Editor-in-Chief of Journal of Palliative Medicine and Medical Director, Center for Palliative Studies, San Diego Hospice, a participating site in MNTX clinical trials. “The highly positive results reported today fully confirm and support earlier clinical studies of MNTX in patients with debilitating constipation who were unresponsive to laxative therapy. Treatment of the complications and discomfort of opioid-induced constipation is often a greater problem than the treatment of pain in these patients. MNTX has the potential to improve significantly the care of patients who require opioids for pain relief.”

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Progenics announces positive top-line results from second MNTX phase 3 clinical trial

Phase 3 study design

The phase 3 clinical trial was a double-blind, randomized, placebo-controlled study in which 133 advanced-medical-illness patients at 27 nursing homes and hospices in the U.S. were randomized to receive study medication (MNTX 0.15 mg/kg or placebo) every other day during the first week of the study. All patients had opioid-induced constipation despite the use of laxatives and stool softeners. If by day 8 (following a dose of study medication on days 1, 3, 5, 7), a patient had not experienced at least three bowel movements not associated with rescue, the patient was eligible to escalate to a higher dose (MNTX 0.30 mg/kg or placebo) in a blinded fashion by doubling the volume of the study medication for the second week of the study (dosing on days 9, 11, 13). Subsequently, all patients were eligible to receive MNTX in an open-label study over the next three months. Top-line statistical analyses were performed on an intent-to-treat population using the data from the two-week blinded study. The comparisons between MNTX and placebo for the co-primary endpoints were performed using two-sided Cochran-Mantel-Haenszel tests; analyses of the secondary endpoints were performed using two-sided chi-square tests.

Treating opioid-induced constipation with MNTX
Positive and highly statistically significant results were achieved for all of the primary and secondary efficacy endpoints of the study. Top-line results are as follows:

Co-primary efficacy endpoints:
Laxation within four hours of the first dose of study drug
•	48.4% of patients treated with MNTX 0.15 mg/kg (p<0.0001)
•	15.5% of patients treated with placebo

Laxation within four hours post-dosing for at least two of the first four doses
•	51.6% of patients treated with MNTX 0.15 mg/kg (p<0.0001)
•	8.5% of patients treated with placebo

Secondary efficacy endpoints:
Laxation within four hours post-dosing for at least four of the seven doses
•	38.7% of patients treated with MNTX (p<0.0001)
•	5.6% of patients treated with placebo

Laxation within four hours post-dosing for each dose of study medication:

Day	MNTX	Placebo	p value
1	48.4%	15.5%	<0.0001
3	50.9%	12.3%	<0.0001
5	50.0%	17.5%	<0.0001
7	48.2%	11.9%	<0.0001
9	50.0%	19.0%	0.0005
11	54.9%	19.2%	0.0002
13	57.4%	13.7%	<0.0001

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Progenics announces positive top-line results from second MNTX phase 3 clinical trial

Safety data from this phase 3 study showed that MNTX was generally well tolerated in patients with advanced medical illness. The most frequently reported adverse events were transient abdominal cramping and flatulence. These events are consistent with previously reported phase 2 and phase 3 results and the drug's mechanism of action on the gastrointestinal tract. Investigators did not report any serious adverse events as “drug-related” in this medically fragile population. There were no reports of systemic opioid withdrawal due to study medication.

“This highly successful phase 3 study in opioid-induced constipation in advanced-medical-illness patients now completes our planned pivotal trial program in the U.S. for this indication,” said Progenics’ Founder, Chief Executive Officer and Chief Science Officer, Paul J. Maddon, M.D., Ph.D. “We now plan to work with our alliance partner, Wyeth, to submit a New Drug Application to the U.S. Food and Drug Administration and implement a commercialization strategy. We are grateful to the patients, physicians and nurses who participated in this study for helping us develop MNTX for this important unmet medical need.”

Background
Currently, there are no therapies approved to treat the side effects of opioids. These side effects often prevent optimal pain control or may prolong hospitalization. The ability to deliver MNTX using three dosage forms and routes of administration represents a significant benefit to patients and health care professionals. Each MNTX dosage form is tailored to address the needs of specific clinical applications based on onset of action, predictability of response, dosing flexibility and ease of use. The MNTX product candidates include:

•	Subcutaneous injection and oral formulation for the treatment of opioid-induced constipation
•	Intravenous infusion for the treatment of patients with post-operative bowel dysfunction that commonly occurs after major abdominal and prolonged surgeries.

In 2006, Progenics and Wyeth plan to begin clinical studies in post-operative bowel dysfunction with intravenous MNTX in the U.S. and Europe, and the oral product will enter phase 2 in patients receiving opioids for chronic pain. Under the terms of the collaboration, Wyeth will develop oral MNTX worldwide. Progenics will lead the U.S. development of subcutaneous and intravenous MNTX, while Wyeth will lead development of these parenteral products outside the U.S.

Opioids are widely used to lessen suffering in advanced cancer and other serious diseases. To relieve pain, narcotic medications such as morphine activate specific opioid receptors located in the central nervous system - the brain and spinal cord. Opioids, however, also interact with these receptors outside of the central nervous system, resulting in side effects which can be debilitating, including constipation, urinary retention and severe itching. MNTX is designed to block peripheral opioid receptors whose activation causes these side effects. As MNTX does not cross the blood-brain barrier, it does not interfere with brain-centered pain relief.

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Advanced medical illness: Approximately 1.7 million patients suffer from advanced medical illness each year in the U.S., including patients with cancer, AIDS, sickle-cell disease and other painful terminal illnesses. The majority of those treated with opioids for pain suffer debilitating constipation.

•	Chronic pain: Approximately five million patients receive opioids on a chronic basis in the U.S., and many experience debilitating opioid-induced constipation.
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Post-operative bowel dysfunction: More than 20 million surgeries occur in the U.S. each year, with more than two million patients at high risk for developing post-operative bowel dysfunction, a serious paralysis of the gastrointestinal tract. Post-operative bowel dysfunction is a major factor in increasing hospital stay, as patients are typically not discharged until bowel function is restored.

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Progenics announces positive top-line results from second MNTX phase 3 clinical trial

Company Profile
Progenics Pharmaceuticals, Inc., of Tarrytown, NY is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward symptom management and supportive care and the treatment of HIV infection and cancer. The Company has four product candidates in clinical development and several others in preclinical development. The Company, in collaboration with Wyeth, is developing methylnaltrexone (MNTX) for the treatment of opioid-induced side effects, including constipation and post-operative bowel dysfunction. In the area of HIV infection, the Company is developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5 (in phase 1b studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. In collaboration with Cytogen Corporation, the Company is developing immunotherapies for prostate cancer, including a human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. Progenics is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

DISCLOSURE NOTICE: The information contained in this document is current as of February 15, 2006. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words ‘anticipates,’ ‘plans,’ ‘expects’ and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any expected future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the risks associated with our dependence on Wyeth to fund and to conduct clinical testing, to make certain regulatory filings and to manufacture and market products containing MNTX, the uncertainties associated with product development, the risk that clinical trials will not commence, proceed or be completed as planned, the risk that our products will not receive marketing approval from regulators, the risks and uncertainties associated with the dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials are later found not to work effectively or are not safe, the risk that we may not be able to manufacture commercial quantities of our products, the risk that our products, if approved for marketing, do not gain market acceptance sufficient to justify development and commercialization costs, the risk that we will not be able to obtain funding necessary to conduct our operations, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

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Editor’s Note:
Additional information on Progenics available at http://www.progenics.com.